Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated September 15, 2014, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries (the Company) as of June 30, 2014 and 2013 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2014 and the effectiveness of internal control over financial reporting as of June 30, 2014, incorporated by reference herein.

Our report, on the Company’s consolidated financial statements, dated September 15, 2014 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern and that the consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Harrisburg, Pennsylvania November 14, 2014